Exhibit 99.1
Track Group Appoints New Chief Financial Officer

Seasoned Financial Executive Peter Poli Joins Track Group

SALT LAKE CITY, December 16, 2016 – Track Group, Inc. (OTCQX: TRCK) today announced Peter Poli is joining the Company as its new Chief Financial Officer (CFO), effective January 6, 2017. Mr. Poli joins Track Group after serving as the CFO for over 11 years with Grand Banks Yachts Limited, a global manufacturer of luxury yachts with offices in Singapore, Malaysia, Australia & the U.S. Mr. Poli brings with him an extensive background in corporate finance, financial planning and analysis, investor relations, strategic planning and risk management along with an appreciation for Track Group and its unique position driving the global transformation of offender monitoring and management.

“I am thrilled to welcome Peter to Track Group where he will undoubtedly make an immediate impact as we begin operating under a more streamlined business structure,” said Guy Dubois, Chairman and CEO of Track Group. “I am particularly impressed with Peter’s ability to lead a financial function in a complex, industry-leading business, while maintaining an unrelenting focus on serving and advocating for his company’s customers.”

"I can’t imagine a more exciting time to join Track Group,” Poli said. “Track Group is creating life-changing opportunities for tens of thousands of people worldwide. Guy and his executive team recognize and appreciate the impact they are making, and I’m delighted to be a part of it.”

Mr. Poli will lead Track Group’s financial operations, finance team, sourcing and investor relations. He will report directly to the CEO, Guy Dubois and commence work on January 6, 2017.

Mr. Poli has more than 20 years of financial management experience. At Grand Banks Yachts Limited, Mr. Poli was responsible for the company’s overall financial strategy including cost management, capital allocation and funding as well as its M&A activity. As CFO, he oversaw corporate finance, financial planning and analysis, accounting, investor relations, human resources, IT and was responsible for the company’s corporate strategy function. Prior to Grand Banks Yachts Limited, Mr. Poli held various positions of increasing responsibility in finance at Dean Witter Reynolds, Inc. and Morgan Stanley Online, FTD.com, and I-Works, Inc. Mr. Poli received a Bachelor of Arts degree in Economics and Industrial Engineering from Brown University and his Master’s degree in Business Administration from Harvard Business School.

About Track Group

Track Group designs, manufactures, and markets location tracking devices and develops and sells a variety of related software, services, accessories, networking solutions, and monitoring applications. The Company’s products and services include a portfolio of hardware and software applications including predictive analytics, a device-agnostic operating systems, and a variety of accessory, service and support offerings.

The Company currently trades under the ticker symbol “TRCK” on the OTCQX exchange.  For more information, visit www.trackgrp.com.

Contacts:

Steve Hamilton
Chief Marketing Officer
steve.hamilton@trackgrp.com
(877) 260-2010 x4004

Tirth Patel
Edison Advisors (investors)
tpatel@edisongroup.com
(646) 653-7035